EXHIBIT 99


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Representation to the Securities and Exchange Commission

Arthur Andersen LLP has represented to us that:

The audits as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there were appropriate continuity of Andersen personnel working on the audits, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audits.


                                   Mattson Technology, Inc.

                                   By: /s/  Ludger Viefhues
                                       ----------------------------
                                       Ludger Viefhues
                                       Executive Vice President -- Finance
                                       and Chief Financial Officer